EXHIBIT 99.1

           EXCHANGE AGREEMENT AND RAISES $15.3 MILLION IN NEW CAPITAL


New York, NY - December 22 ,2005 - Advanced Aesthetics, Inc., a provider of integrated aesthetic services with technologically measured results, announced that it consummated a definitive share exchange agreement with TrueYou.Com, Inc. (TUYU.PK) pursuant to which existing shareholders of Advanced Aesthetics exchanged their shares for newly issued shares of TrueYou and Advanced Aesthetics became a subsidiary of TrueYou.

In addition, Advanced Aesthetics has raised $15.3 million in new capital from certain financial investors.

Richard Rakowski, Chairman and CEO of Advanced Aesthetics, stated, "The agreement and infusion of capital will allow us to more rapidly expand our business and to further develop our products and services."

Further details about Advanced Aesthetics and the foregoing transactions can be found in the 8-K filing with the SEC.

About Advanced Aesthetics:

Advanced Aesthetics integrates salon, spa and cosmetic medical treatments. Advanced Aesthetics has strategic relationships with Johns Hopkins Medicine and Sephora. Through the services of its "Aesthetic Concierge", Advanced Aesthetics offers decision support, client information and pre- and post-operative home care. Advanced Aesthetics has diagnostic and oversight protocol training for all its practitioners. In addition, Advanced Aesthetics has the ability to track and document treatment outcomes. Advanced Aesthetics is the owner of Georgette Klinger, a 62-year old venerable brand, which was an early innovator of "facials" that measurably improve the quality and health of facial skin.

Company Contacts:
Richard Rakowski
Chairman and Chief Executive Officer
Advanced Aesthetics, Inc.
501 Madison Avenue, Suite 407
New York, New York 10022
212-838-7080

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting TrueYou.com's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which TrueYou.com operates. For a detailed discussion of these and other risk factors, please refer to TrueYou.com's filings with the Securities and Exchange Commission (SEC), including Form 10-SB, subsequent Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.